Exhibit 99.1

January 25, 2007	Contact:	Michael G. Long
Chief Financial Officer
(713) 654-8960

EDGE PETROLEUM ANNOUNCES PRICING OF COMMON STOCK
OFFERING AND SERIES A CUMULATIVE CONVERTIBLE
PERPETUAL PREFERRED STOCK OFFERING

HOUSTON - EDGE PETROLEUM CORPORATION (NASDAQ: EPEX) today announced that it has priced a public offering of 9.5 million shares of common stock at $13.25 per share to the public.  Edge has also granted the underwriters a 30-day option to purchase up to an additional 1.425 million shares of common stock from Edge at the public offering price less the underwriting discount.  Raymond James & Associates, Inc. and J.P. Morgan Securities Inc. acted as joint bookrunners for the common stock offering.

Edge concurrently priced an offering of 2.5 million shares of 5.75% Series A cumulative convertible perpetual preferred stock at $50.00 per share to the public.  Edge has also granted the underwriters of the preferred stock offering a 30-day option to purchase up to an additional 375,000 shares of Series A preferred stock from Edge at the public offering price less the underwriting discount.  J.P. Morgan Securities Inc. and Raymond James & Associates, Inc. acted as joint bookrunners for the Series A preferred stock offering.  The Series A preferred stock has been approved for listing on the NASDAQ Global Select Market under the symbol “EPEXP,” subject to official notice of issuance.

The annual dividend on each share of Series A preferred stock will be $2.875 and will be payable quarterly to the extent payment of dividends is not prohibited by Edge’s debt agreements, assets are legally available to pay dividends and Edge’s board of directors or an authorized committee thereof declares a dividend payable.

Each share of Series A preferred stock will be convertible at any time at the option of the holder into approximately 3.0193 shares of Edge’s common stock, which is currently equal to a conversion price of $16.56 per share.  The conversion rate is subject to adjustment in certain events.

The common stock offering and the preferred stock offering are expected to close on January 30, 2007, subject to customary closing conditions.  The common stock offering and the preferred stock offering are not contingent upon one another.  The common shares and the shares of Series A preferred stock will be issued pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission.

Edge intends to use the proceeds from these offerings, along with borrowings under a proposed new revolving credit facility, to finance the pending acquisition of oil and gas properties from Smith Production Inc. and to refinance Edge’s existing revolving credit facility.  If the pending Smith acquisition is not completed in full or at all, Edge expects to use the remaining net proceeds from the offerings to repay outstanding indebtedness under its existing revolving credit facility, to fund its drilling program, to fund possible other acquisitions and for general corporate purposes.

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.  Edge common stock is listed on the NASDAQ Global Select Market under the symbol “EPEX.”

This news release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  Prospectus supplements related to the offerings are being filed with the Securities and Exchange Commission and will be available on the SEC’s website, www.sec.gov.  Copies of the prospectus supplements and the accompanying prospectus may be obtained from Raymond James & Associates, Inc. at 880 Carillon Parkway, St. Petersburg, Florida 33716 and J.P. Morgan Securities Inc. at 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245.

Statements regarding the offerings, number of common shares and Series A preferred shares to be sold, use of proceeds, closing dates, pending Smith acquisition, as well as any other statements that are not historical facts in this release are forward-looking statements that involve certain risks, uncertainties and assumptions, many of which are beyond Edge’s ability to control or estimate, and are subject to material changes. Such risks, uncertainties and assumptions include, but are not limited to, market conditions, customary offering closing conditions, risks that the pending Smith acquisition will not close, risks that the proposed new revolving credit facility will not close, actions by the seller in the acquisition and other factors detailed in the registration statement relating to these securities and Edge’s filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.